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                                                                      EXHIBIT 12

                           COOPER CAMERON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)

                                                           YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1997      1996      1995      1994      1993
                                                ------    ------    -------    -----    ------
Pre-tax income (loss) from continuing
  operations..................................  $199.4    $ 92.0    $(496.4)   $ 3.3    $ 89.3
Equity adjustments:
  Deduct undistributed income of less than 50%
     owned entities...........................    (2.4)       --         --       --       (.4)
Fixed charges:
  Interest expense............................    28.6      20.9       23.3     20.0      15.9
  Interest portion of rental expense (A)......     5.0       5.1        5.4      5.1       5.7
                                                ------    ------    -------    -----    ------
          Total fixed charges.................    33.6      26.0       28.7     25.1      21.6
                                                ------    ------    -------    -----    ------
Earnings (loss) before income taxes and fixed
  charges.....................................  $230.6    $118.0    $(467.7)   $28.4    $110.5
                                                ======    ======    =======    =====    ======
Ratio of earnings to fixed charges............     6.9       4.5(B)   (C)        1.1       5.1
                                                ======    ======    =======    =====    ======

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(A)  The portion of rent included in the calculation is believed to be a reasonable approximation of the interest factor.

(B) Excluding nonrecurring/unusual charges of $7.3 million, the ratio of earnings to fixed charges would be 4.8.

(C) As a result of the loss incurred in 1995, the Company was unable to fully cover the indicated fixed charges, even after excluding the provision for impairment of goodwill and nonrecurring/unusual charges of $482.5 million.